EXHIBIT 10.3

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT
THIS AGREEMENT is made as of the 1st day of September, 2010 (“the Effective Date”).

BETWEEN:

SIN HOLDINGS INC., a Colorado corporation, having a place of business at Suite 4500,  601 Union Street, Seattle WA, USA 98101 [Fax No:  206-262-9513 / Telephone:  206-838-9735]

("SINH", “the Company”)

AND:

MARLIN CONSULTING CORP., Box 34, Site 5 RR2, Okotoks, Alberta T2R 1L9 [Fax No: 403-995-0856/Telephone: 403-617-2071, Email: marshalldg@platinum.ca]

("Consulting Expert")

WHEREAS:

A.
The Consulting Expert has the necessary professional experience to assist SINH with various executive consulting services, including but not limited to special skills relating to and extensive knowledge of the oil and gas industry, corporate finance, management and professional services;

B.
SINH wishes to retain the Consulting Expert to provide certain consulting services to SINH and to act in the role of President of the Company, and the Consulting Expert agrees to provide such services as set out  below subject to the terms and conditions set out in this Agreement;

THEREFORE the parties covenant and agree as follows:

1.           Retainer of Consulting Expert

1.1           Subject to the terms and conditions of this Agreement, SINH hereby retains Consulting Expert to provide management and professional consulting services in connection with the development of its projects in the United States and abroad from time to time as specified by SINH and to fulfill the role of President of the Company (the "Services"), and Consulting Expert agrees to provide the Services to SINH.

1.2           In accordance with the terms herein, Consulting Expert agrees to provide the Services to SINH.

2.           Compensation of Consulting Expert

As per previous discussions and email correspondence between the Parties to this Agreement or representatives of those Parties;

2.1           During the term of this Agreement, SINH will pay to Consulting Expert, on the last day of the month for which services are rendered, a Consulting Fee of US $6,000 per month for management and professional consulting services in respect of SINH’s projects to a minimum of 40 hours per month of service.  The consulting fee shall be payable in a cash amount of US$6,000.  The Consulting Fee will rise to US$8,000 per month effective January 1, 2011.  Further increases will be at the discretion of the board of directors.

2.2           Consulting Expert will be reimbursed for out-of-pocket expenses reasonably and necessarily incurred on behalf of SINH by Consulting Expert.

2.3           Consulting Expert will be reimbursed for approved expenses not more than 30 days following receipt by SINH of receipts and other evidences of such expenses suitable for SINH’s audit purposes.

2.4           In addition to the foregoing, the Consulting Expert will be entitled to receive Common Voting Shares of the Company in an aggregate amount of 20% of the outstanding and issued number of Common Voting Shares outstanding as at the effective date of this Agreement, such shares to have a nominal par value of $0.00001.

2.5           In addition to the foregoing, the Consulting Expert will be entitled to participate in a share Option Plan, which shall be instituted by the Company prior to December 31, 2010 and become effective as of the Effective Date of this Agreement.

2.6           In addition to the foregoing, the Consulting Expert will be eligible to participate in the Company Bonus Program, which shall be instituted by the Company prior to December 31, 2010 and become effective as of the Effective Date of this Agreement.

3.           Duties and Obligations of Consulting Expert

3.1           Consulting Expert will perform the Services and will discharge his duties honestly, in good faith and in the best interests of SINH, and will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Consulting Expert retains the right to provide his independent opinions and recommendations at all times throughout the terms of this Agreement.

3.2           Consulting Expert will pay and make all federal, provincial and other taxes, assessments and remittances required to be paid or made by it under all applicable laws, and will indemnify and hold SINH harmless in respect of all such taxes, assessments and remittances, and from and against all damages, losses, expenses and liabilities arising out of claims, suits or judgments for damage to or loss of property or for injury to or death of any person or persons caused by the sole negligence or willful misconduct of Consulting Expert and/or its employees or representatives.

4.           Obligations of SINH

5.1           SINH will during the currency of this Agreement pay Consulting Expert all fees incurred by Consulting Expert in accordance with the Agreement (“the Consulting Fee”).

4.2           The Consulting Expert will direct or coordinate specific projects with third parties designated from time to time by SINH, and in each such instance:

(a)	SINH will be obligated to compensate such third parties to the extent that they are entitled to compensation; and

(b)	SINH will indemnify, defend and hold Consulting Expert harmless from any compensation or other obligations which may be payable to such third parties.

5.           Other Activities of Consulting Expert

5.1           Consulting Expert shall be entitled to hold interests in other businesses and may render services similar to the Services to other persons or companies having similar projects.

5.2           If Consulting Expert engages in other business interests and activities as referred to in paragraph 5.1, Consulting Expert will not, prior to engaging in such business interests and activities, have any obligation to disclose to the board of directors of SINH the nature of such business interests or activities, or Consulting Expert’s interest therein.

6.           Relationship of Parties

6.1           Consulting Expert will provide the Services and perform his duties as an independent contractor and Consulting Expert is and will not be deemed for any purpose to be an employee, agent or partner of SINH, and nothing in this Agreement will be construed so as to make Consulting Expert an employee, agent or partner of SINH, or to impose any liability on SINH as an employee, principal or partner.

7.           Records and Confidentiality

7.1           Consulting Expert will hold confidential all information and documentation concerning the affairs of SINH and the Services to be provided under this Agreement, and results thereof, in the same manner and to the same standard of care that it would maintain regarding its own affairs.

7.2           Without limiting the generality of paragraph 7.1, the parties agree that:

(a)
Consulting Expert will maintain a full and complete record of work performed and expenditures incurred by Consulting Expert and charged to SINH in connection with the Services, which will be open to inspection by SINH at any reasonable time.  Such records will be maintained for a period of not less than two years after completion of such services;

(b)
SINH will have the right to audit such records, provided that any written claim to adjust any such item will be made within one year from the close of the calendar year to which the statement applied; and

(c)
all records, data and reports obtained and written by Consulting Expert will be the sole property of SINH and will be held confidential by Consulting Expert and will be divulged only to persons designated by SINH.

8.           Term and Termination

8.1           This Agreement will be effective for a period of one year from and after the Effective Date of the Agreement.  Renewal of this agreement will be automatically renewed on the anniversary of the Effective Date unless written notice of termination notice is received as outline in Clause 8.3.

8.2           This Agreement may be terminated by SINH immediately, without notice to Consulting Expert, in the event of any of:

(a)
the commission by Consulting Expert of any grossly negligent or fraudulent act or omission in performing any of his obligations, including the withholding of material information, or any material, deliberate misrepresentation to SINH; or

(b)	malfeasance or misfeasance of Consulting Expert in the performance of its duties.

8.3           This Agreement may be terminated by either party at any time on not less than 30 day’s prior written notice.

8.4           Upon termination of this Agreement, for any reason, SINH agrees to not use Consulting Expert’s name with respect to future financing or market support, absent the express written consent of Consulting Expert.  Notwithstanding the foregoing, SINH has the right to refer to any Services performed by the Consulting Expert, or reports, papers or documents written by the Consulting Expert on behalf of SINH prior to the termination of this Agreement.

9.           Amendment

10.1           This Agreement may not be modified or amended except by an instrument in writing signed by the parties to this agreement or, where applicable, by their successors or permitted assigns.

10.           Waiver

11.1           No condoning, excusing or waiver by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenant, proviso or condition will operate as a waiver of that party's rights in respect of any continuing or subsequent default, breach or non-observance, and no waiver will be inferred from or implied by anything done or omitted to be done by the party having those rights.

11.           Notice

11.1           Any notice to be given by any party to any other party will be deemed to be given when in writing and delivered or communicated by telex, telecopier, or email on any business day to the address for notice of the intended recipient.

11.2           The addresses for notice of each of the parties are, and will until changed by notice be, the addresses first set forth above.

11.3           A party may by notice to the other party change its address for notice to some other address and shall so change its address for notice whenever the existing address for notice ceases to be adequate for delivery by hand or communication by telex , telecopier or email.

12.           Headings

12.1           The headings appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions.

13.           Governing Law

13.1           This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado in the country of the United States of America and any action or proceedings will be commenced and maintained in the court of appropriate jurisdiction in that state.

14.           Entire Agreement

15.1           The provisions of this Agreement constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether verbal or written, between the parties with respect to its subject matter.

15.           Assignment

15.1           This Agreement may not be assigned in whole or in part by any party without the written consent of the other party.

16.           Enurement

17.1           This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

SIN HOLDINGS INC.

Per:

James Vandeberg, Vice President

MARLIN CONSULTING CORP.

Per:

Marshall Diamond-Goldberg